Exhibit 3.156

Authorisation Code : 563423521522 www.verify.gov.ky 11 May 2016 MC-311265 Certificate Of Incorporation Assistant Registrar of Companies of the Cayman Islands Ensco Universal Holdings II Ltd. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 11th day of May Two Thousand Sixteen Given under my hand and Seal at George Town in the Island of Grand Cayman this 11th day of May Two Thousand Sixteen Assistant Registrar of Companies, DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Cayman Islands. I, JOY A. RANKINE